Exhibit 99.1

       Tupperware to Report First Quarter Earnings Ahead of Expectations


    ORLANDO, Fla., April 6 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that earnings for the first quarter ended March 27, 2004 are expected to be 21-24 cents per share, including 1 to 2 cents per share from a gain on land development. This is up around 100 percent versus 2003 and ahead of the Company's own previous expectation, as well as the First Call average. Sales are expected to be up by a high single digit percentage versus the 2003 quarter and flat in local currency.

    Final results will be released on April 20, 2004, after the market closes with a conference call at 10:00 am on April 21, 2004.

    This expected improvement in earnings per share is due to better operational performance, primarily in Europe and Latin America, lower net interest expense and lower corporate costs.

    "We are pleased that results in the first quarter are better than originally anticipated," said Rick Goings, Chairman and Chief Executive Officer. "The trend gives us confidence in our previously communicated full-year earnings expectation in local currency," Goings continued.

    The full-year earnings per share expectation is raised from $1.20-1.30 to $1.23-1.33, reflecting actual foreign currency exchange rates in the first quarter and current rates for the remainder of the year. Although Europe and Latin America are performing better than expected, this is offset by North America, where the anticipated recovery may take longer than previously anticipated. Consequently, the full-year expectation is being raised only for changes in actual foreign currency exchange rates.


    Europe

    Sales in Europe are expected to be up almost 20 percent, including the impact of foreign exchange, and up low-single digit in local currency driven by a mid-teen percentage increase in sales force and average active sales force size. Profit is also expected to be up over 20 percent, including the impact of foreign exchange, and up high-single digit in local currency.

    This sales increase is particularly strong given lower business to business sales in the current year, and reflects strong product demand at the end of the quarter, which may negatively impact second quarter ordering. The company expects Germany and several of the other mature markets to perform well along with double-digit sales growth in the primary emerging markets of Poland, Russia and Turkey.


    North America

    Sales and profit are expected to be down significantly, as anticipated, due to shortfalls in total and average active sales force. Sales force comparisons continue to be challenging, and the average active sales force trend did not improve from the fourth quarter. The recovery in North America appears to be taking longer than originally expected and the 2004 loss may exceed previous estimates. The cost structure is continuing to be evaluated for opportunities.


    Asia Pacific

    Sales are expected to be up by a mid-single digit percentage due to the impact of foreign exchange, but down slightly in local currency. Profit should be in line with expectations, but down significantly compared with 2003 due to product mix issues in Japan. Additionally, Indonesia sales and profits are trending down as the sales force size has declined. However, Australia, Malaysia/Singapore and the emerging markets of China and India continue to perform well.


    Latin America

    Sales are expected to be up over 10 percent and profit up strongly, which is ahead of expectations. This is due to stabilization of the Mexico market combined with strong cost-reduction programs and improved performance in Brazil, where prior restructuring is contributing to better results. Additionally, Venezuela is contributing sales and profit improvements partially due to an improved political environment.


    BeautiControl North America

    Sales are expected to be up approximately 15 percent, driven by growth in the sales force of over 20 percent. However, profit is expected to be down approximately $2 million, which includes the impact of costs associated with executive retirement and an accrual for legal matters. Excluding these items, profit would be up over 35 percent.

    Tupperware will host a conference call to discuss first quarter 2004 earnings on April 21, 2004 at 10:00 a.m. eastern time. If you would like to participate in the call, please dial 913-981-5519, about 5 minutes prior to the scheduled start time to reserve your place. A replay recording will be available starting at 1:00 p.m. eastern. The replay dial number is 888-203-1112 or 719-457-0820, passcode 479343.

    This call will also be available via a live and archived audio Webcast at www.Tupperware.com.


    Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in more than 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at www.tupperware.com and www.beauticontrol.com.


    Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.



SOURCE  Tupperware Corporation
    -0-                             04/06/2004
    /CONTACT: Jane Garrard of Tupperware Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com /
    (TUP)

CO:  Tupperware Corporation
ST:  Florida
IN:  HOU
SU:  CCA